SHARE CANCELLATION AND EXCHANGE AGREEMENT

This SHARE CANCELLATION AND EXCHANGE AGREEMENT (“Agreement”), is made and entered into this 9th day of June 2021, by and between Next Meats Co., Ltd. (“NMCO”), a Japanese corporation with a principal address of 2F Shimizu Building 1 Chome-34-16 Shinjuku, Shinjuku, Tokyo, Japan and Next Meats Holdings, Inc. (“NXMH” or “the Company”), a Nevada Corporation with a principal address of 3F 1-16-13 Ebisu Minami Shibuya-ku, Tokyo. Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS

WHEREAS, on the date hereof, NMCO has the authority to issue 2,000,000 shares, consisting of 2,000,000 shares, no par value per share (the “NMCO Common Stock”), of which 111,767 common shares are issued and outstanding.

WHEREAS, on the date hereof, NMCO has the shareholders, (“NMCO Shareholders”) each holding a percentile share interest in NMCO (“NMCO Percentile Share Interests) set forth on Schedule 1.1 annexed hereto and incorporated herein;

WHEREAS, on the date hereof, NMCO is the record holder and beneficial owner of 487,352,298 shares of common stock, par value $0.001 per share of the Company representing 97.47 % of the issued and outstanding shares in NXMH (“NXMH Percentile Share Interest”). Non-affiliates of NXMH are the record holders of 12,647,702 common shares representing 2.53 % of the issued and outstanding shares of NXMH (“NXMH Percentile Public Float”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which NXMH shall acquire NMCO as a wholly owned subsidiary;

WHEREAS, the respective boards of directors of the Parties have deemed it advisable and in the best interests of each Party and its shareholders to approve the conversion of the NXMH Percentile Share Interest in exchange for the Company’s 100% percentile share interest in NMCO. Immediately prior to the Effective Time, (defined below) each NMCO shareholder shall cancel and exchange their percentile share interest in NMCO for an equivalent percentile share interest in NXMH pursuant to each NMCO shareholder’s pro rata percentage set forth on Schedule 1.1. (the “Cancellation and Exchange”). At the Effective Time, NMCO shall issue NXMH 1,000 shares of its common stock.

WHEREAS, the Parties hereto intend that the reorganization contemplated by this Agreement shall constitute a tax-free organization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

CANCELLATION AND EXCHANGE

1.1 Effective Time. Subject to the provisions of this Agreement, prior to the Effective Time, NMCO shall utilize reasonable and best commercial efforts to complete an audit by an accounting firm that is registered with the Public Company Accounting Oversight Board. Upon completion, NXMH shall prepare and file a super Form 8-K with the Securities and Exchange Commission (“SEC”), including Form 10 information on behalf of NMCO. The Agreement shall become effective upon the issuance by NMCO of the 1,000 shares of its common stock to NXMH, which shall not occur until such time as the Super Form 8-K is complete and ready to be filed with the SEC (the date and time the Agreement becomes effective being referred to herein as the “Effective Time”).

1.2. Conversion of Securities. By virtue of this Agreement, and pursuant to Nevada Revised Statutes, the conversion of securities detailed herein are to be conducted without any action on the part of the holder thereof.

 1.3. Cancellation and Exchange of NMCO Shareholders Percentile Interest. Each NMCO Shareholder Percentile Interest issued and outstanding immediately prior to the Effective Time shall be cancelled and represent an equivalent percentile share interest in NXMH minus the NXMH Percentile Public Float. At the Effective Time, NXMH shall issue shares of its common stock to each NMCO Shareholder based on a share conversion ratio of .9747 to 1. Every one (1) share of NMCO common stock held by each NMCO shareholder shall be converted into .9747 common shares of NXMH. Fractional shares shall be rounded up or down to the nearest whole figure. The shares issued by NXMH to each NMCO Shareholder shall be validly issued, fully paid and non-assessable.

1.4. Control Shares. At the Effective Time, NMCO shall issue 1,000 shares of its common stock to NXMH representing all the issued and outstanding shares.

1.5. Rights of NMCO Certificate Holders. At the Effective Time and upon conversion thereof in accordance with this Agreement, all shares of NMCO common stock held by the former NMCO shareholders shall no longer be outstanding and shall cease to exist. In addition, each outstanding share that, immediately prior to the Effective Time, evidenced shares of NMCO shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the equivalent percentile share interest of NXMH minus the NXMH Percentile Public Float.

 1.6. Instructions to Transfer Agent. At the Effective Time, the Parties shall deliver to the Company’s transfer agent any and all necessary documentation to complete the Cancellation and Exchange.

1.7. Certificates. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate of NMCO which immediately prior thereto represented shares of NMCO common stock shall be converted as herein provided in this Agreement and shall be so registered on the books and records of NXMH. Shares converted shall be issued in uncertificated form (book-entry shares) to each former NMCO shareholder unless requested by shareholder to be issued in certificated form.

ARTICLE II

REPRESENATIONS AND WARRANTIES OF NMCO TO NXMH

NMCO hereby makes the following representations and warranties to NXMH as of the date herein.

2.1 Organization, Standing and Power. NMCO is duly organized, validly existing and in good standing under the laws of Japan and has the power and authority and possesses all governmental franchises, licenses, permits, authorizations, and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations, and approvals.

2.2 Authority; Execution and Delivery; Enforceability. Subject to the affirmative unanimous vote of the NMCO Shareholders holding all the outstanding and issued NMCO common stock, (the “NMCO Shareholder Vote”), NMCO has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions. The execution and delivery of this Agreement and the consummation by NMCO of the transactions have been duly authorized and unanimously approved by the NMCO Shareholders and, prior to the Effective Time, each of the transactions shall have been authorized and approved by the NMCO Shareholder Vote, and no other proceedings on the part of NMCO are necessary to authorize this Agreement and the consummation of the transactions.

2.3 Litigation. There is no action pending or, to NMCO’s knowledge, threatened against or affecting NMCO that (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect for NMCO.

2.4 Compliance with Laws. To its knowledge, NMCO has materially complied with, and is in material compliance with, all laws and licensing requirements of Japan and governmental agencies and has not received any notices of material non-compliance with any laws of Japan or governmental agency.

ARTICLE III

REPRESENTATIONS AND WARRANTIES NXMH TO NMCO

NXMH makes the following representations and warranties to NMCO as of the date herein.

3.1 Organization, Standing and Power.

(a) NXMH is duly organized, validly existing, and in good standing under the laws of State of Nevada and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect. NXMH is duly qualified to do business in each jurisdiction where the nature of its business make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a material adverse effect.

3.2 Authority; Execution and Delivery; Enforceability. Subject to the affirmative majority vote of the board of directors of NXMH (the “NXMH Holdings Vote”), NXMH has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions. The execution and delivery of this Agreement and the consummation by NXMH of the Transactions have been duly authorized and approved unanimously by the directors of NXMH.

3.3 Litigation. There is no Action pending or, to NXMH knowledge, threatened against or affecting NXMH that (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect for NXMH.

3.4 Compliance with Laws. To its knowledge, NXMH and its affiliates have materially complied with and are in material compliance with all Laws and licensing requirements of federal and state governmental entities, and NXMH has not received any notices of material non-compliance with any laws from any federal or state government entities.

ARTICLE IV

COVENANTS

4.1 Consents and Approvals.

(a) Each of the Parties shall use its best efforts in good faith to obtain at the earliest practicable date any approvals, authorizations and consents necessary, and shall take such actions as the other Parties may reasonably request, to consummate the transactions and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transactions.

(b) Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall any Party, without the prior written consent of the other Parties, (i) agree to sell, divest, dispose of or hold separate any assets or businesses of such Party or any of its Subsidiaries, or otherwise take or commit to take any action that could reasonably limit such Party or its Subsidiaries’ freedom of action with respect to, or their ability to retain, one or more Subsidiaries, businesses, assets or affiliations or (ii) agree or otherwise become subject to any restrictions, conditions, limitations, licensing requirements, or other understandings on or with respect to the assets or the operation of the business of any Party or any of its Subsidiaries.

4.2 Operation in Ordinary Course. Each of the Parties covenants that between the date hereof and the Effective Time, except as contemplated hereby or with the prior consent of the other Parties, it shall refrain from: (a) entering into any transaction with respect to its business other than in the ordinary course; (b) permitting any encumbrance, mortgage, pledge or lease of or on any material asset; (c) disposing of any material asset; or (d) incurring any material liabilities, other than indebtedness incurred in the ordinary course of business under already established credit facilities.

4.3 Public Announcements. None of the Parties shall issue any press release or make any such public statement regarding the Transactions without the prior written consent of the other Parties, except as may be required by applicable Law and regulatory bodies, after reasonable consultation with the other Parties.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement and the Transactions may be terminated at any time on or before the Effective Time by mutual consent of NMCO and NXMH.

5.2 Expenses. Each of the Parties shall pay its own expenses incurred in connection with this Agreement and the transactions.

5.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses or by electronic mail at (or at such other electronic address for a Party as shall be specified by like notice):

If to NMCO:

                         2F Shimizu Building 1 Chome-34-16 Shinjuku

                         Shinjuku, Tokyo, Japan

                         Attn: Hiroki Tajiri

                         Email: tajiri@nextmeats.co.jp

                         If to NXMH:

                         3F 1-16-13 Ebisu Minami Shibuya-ku,

                         Tokyo, Japan

                         Attn: Koichi Ishizuka

                         Email: ishizuka@off-line.co.jp

5.4 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by each of the Parties hereto. After the execution of this Agreement, no provision of Agreement including any schedule or exhibit to any of the foregoing, may be waived, modified or amended without the prior written consent of each Party. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

5.6 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Electronic mail or Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

5.7 Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions and is not intended to confer any rights or remedies upon any person other than the Parties.

5.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.9 Submission to Jurisdiction.

(a) Each Party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Texas. Each Party:

(i) Expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Nevada (and each appellate court located in the State of Nevada) in connection with any such legal proceeding, including to enforce any Order or award;

(ii) Consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Nevada, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to is reasonably calculated to give actual notice.

ARTICLE VI

ASSIGNMENT

6.1 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SCHEDULE 1.1

NAME OF SHAREHOLDER	APPROXIMATE PERCENTILE SHARES OWNED OF NMCO	SHARES OWNED OF NMCO	PRO RATA COMMON SHARES OF NXMH TO BE ISSUED TO NMCO SHAREHOLDER
Ryo Shirai	33.4643%	37,402	163,088,842
Hideyuki Sasaki	33.4643%	37,402	163,088,842
White Knight Co., Ltd. (owned and controlled by Koichi Ishizuka)	19.0575%	21,300	92,877,182
Koichi Ishizuka	4.2946%	4,800	20,930,069
Kiyoshi Noda	1.9666%	2,198	9,584,227
Rei Ishizuka	1.9666%	2,198	9,584,227
Michihito Inoue	1.4315%	1,600	6,976,690
Ryonetsu Kogyou co., ltd (Represented by Mitsugu Kondo, CEO)	0.8947%	1,000	4,360,431
Hideya Marukawa	0.7158%	800	3,488,345
Keiichi Yogo	0.7158%	800	3,488,345
Tomonori Yoshinaga	0.5368%	600	2,616,259
Senju Pharmaceutical Co., Ltd. (Represented by Shuhei Yoshida, President)	0.5073%	567	2,472,364
Okakichi Co., Ltd (Represented by Shigeru Okada, CEO)	0.3275%	366	1,595,918
CX Inc. (Represented by Hiromichi Furui, CEO)	0.2988%	334	1,456,384
HEXEL Works, Inc. (Represented by Yoichi Nagai, CEO)	0.2684%	300	1,308,129
THREWAYS, Inc. (Represented by GENKI HIRAI, CEO)	0.0895%	100	436,044
Total	100.0000%	111,767	487,352,298

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NXMH:

NEXT MEATS HOLDINGS, INC.

By: /s/ Ryo Shirai

Name: Ryo Shirai

Title: President and Director

NMCO:

NEXT MEATS CO., LTD.

By: /s/ Hideyuki Sasaki

Name: Hideyuki Sasaki

Title: President and Director

NMCO:

NEXT MEATS CO., LTD.

By: /s/ Koichi Ishizuka

Name: Koichi Ishizuka

Title: Director

NMCO:

NEXT MEATS CO., LTD

By: /s/ Ryo Shirai

Name: Ryo Shirai

Title: Director

NMCO SHAREHOLDERS

By: /s/ Ryo Shirai

Name: Ryo Shirai

By: /s/ Hideyuki Sasaki

Name: Hideyuki Sasaki

By: /s/ Koichi Ishizuka

Name: White Knight Co., Ltd.

Title: CEO

By: /s/ Koichi Ishizuka

Name: Koichi Ishizuka

By: /s/ Kiyoshi Noda

Name: Kiyoshi Noda

By: /s/ Rei Ishizuka

Name: Rei Ishizuka

By: /s/ Michihito Inoue

Name: Michihito Inoue

By: /s/ Mitsugu Kondo

Name: Ryonetsu Kogyou Co., Ltd.

Title: CEO

By: /s/ Hideya Marukawa

Name: Hideya Marukawa

By: /s/ Keiichi Yogo

Name: Keiichi Yogo

By: /s/ Tomonori Yoshinaga

Name: Tomonori Yoshinaga

By: /s/ Shuhei Yoshida

Name: Senju Pharmaceutical Co., Ltd.

Title: CEO

By: /s/ Shigeru Okadu

Name: Okakichi Co., Ltd.

Title: CEO

By: /s/ Hiromichi Furui

Name: CX Inc.

Title: CEO

By: /s/ Yoichi Nagai

Name: Hexel Works, Inc.

Title: CEO

By: /s/ Gaki Hirai

Name: Threways, Inc.

Title: CEO